Exhibit 99.1

Tattooed Chef Announces New Chief Operating Officer

PARAMOUNT, Calif. – November 30, 2021 - Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant based foods, today announced that Gaspare (“Gasper”) Guarrasi has been named its new Chief Operating Officer, effective November 29, 2021. As Chief Operating Officer, Mr. Guarrasi will be responsible for the Company’s global operations and production. Mr. Guarrasi will report to Sam Galletti, President and Chief Executive Officer. The Company’s current Chief Operating Officer, Stephanie Dieckmann, will remain with the Company as Chief Financial Officer.

“I am very pleased to promote Gasper to Chief Operating Officer. During his time at Tattooed Chef, Gasper has proven to be a seasoned leader with a deep understanding of our business and the inherent complexities of scaling and operating a high growth business,” said Sam Galletti, President and CEO of Tattooed Chef. “His expertise and experience will be invaluable to Tattooed Chef’s growth going forward and will allow Stephanie to focus more on her role as CFO.”

Mr. Guarrasi has more than 30 years of experience in operations, manufacturing, and supply chain management. Prior to joining Tattooed Chef as Director of Operations in August 2021, Mr. Guarrasi served as the Chief Executive Officer of Frog Environmental and Stormwater Systems from 2007 to 2020. From 1994 to 2006, Mr. Guarrasi was the Founder, President, Chief Financial Officer and Chief Operations Officer of Certi-Fresh Foods, a food manufacturing company specializing in seafood, meats, and specialty breaded products and meals. From 1993 to 1994, he held a senior financial position at Randall Farms and, from 1988 to 1993, he served as Chief Financial Officer and Chief Operating Officer of Galletti Brothers Foods. Mr. Guarrasi began his career at PriceWaterhouseCoopers. Mr. Guarrasi received his B.S. in Accounting from California State University at Long Beach.

ABOUT TATTOOED CHEF

Tattooed Chef is a leading plant based food company offering a broad portfolio of innovative and sustainably sourced plant based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

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CONTACTS

INVESTORS

Rachel Perkins-Ulsh

rachel@ulshir.com

MEDIA

Olivia Singer

tattooedchef@praytellagency.com